EXHIBIT 10.2

KM Contract #CA-KMCC-2014-012

MUTUAL CONFIDENTIALITY AGREEMENT

The Mutual Confidentiality Agreement (“Agreement”) is entered into this 15th day of July, 2014 (the “Effective Date”) by and between Kinder Morgan Crude & Condensate LLC (“KMCC”) and Save the World Air, Inc. (“STWA”).

WHEREAS, KMCC and STWA (hereinafter each individually referred to as a “Party” and collectively referred to as (the “Parties”) contemplate exchanging information and holding discussions concerning a mutually beneficial business relationship (the “Transaction”):

WHEREAS, the Parties have entered into this Agreement in order to ensure the confidentiality of all such information and the confidentiality of the dicussions between the Parties regarding the Transaction and to prevent the disclosure of any such information to third parties except in accordance with the terms of this Agreement:

WHEREAS, the Parties recognize that each other’s business involves specialized and proprietary knowledge, information, methods, processes, techniques and skills peculiar to their security and growth; and

WHEREAS, the Discloser (as Defined below) would not provide such information without the protections set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements of the Parties contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Confidentiality. As used herein, (i) “Discloser” means any Confidential Information disclosed by either Party to the other Party; (ii) “Recipient” means any Confidential Information received by either Party from the other Party; and (iii) “Confidential Information” means any and all proprietary and non-public information regarding the Transaction or concerning the Discloser (whether prepared by the Discloser, its advisors or otherwise and irrespective of the form of communication) furnished to Recipient or to its officers, directors, members, partners, employees, affiliates, attorneys, agents, consultants, assigns, joint ventures, developers, vendors, investors, researchers, representatives or other similarly situated persons (collectively, “Representatives”) now or in the future by or on behalf of the Discloser, including but not limited to documents and information, oral or written, tangible or intangible, electronic or otherwise, generated or collected by Recipient which contain, reflect or are derived from any other Confidential Information furnished by or on behalf of the Discloser. Confidential Information shall include, without limitation, feature and technical specifications, transportation service proposals, draft transportation agreements, drawings, data, designs, computer programs, patent applications, documentation, marketing forecasts, research and development, financial data, consumer data, product data, study data, test results, or other technical or business information. The fact that the Parties have entered into this Agreement and are engaged in discussions with respect to the Transaction shall be considered Confidential Information. Confidential Information does not include (i) information which is or becomes generally known other than as a result of disclosure hereunder, (ii) information which was within Recipient’s knowledge prior to its being furnished to Recipient or its Representatives by or on behalf of the Discloser, provided that Recipient is not aware of the source of such information being bound by a confidentiality or nondisclosure agreement with the Discloser with respect to such information, (iii) information which lawfully becomes available to a Recipient or its Representatives on a non-confidential basis from a source other than Discloser, provided that such source is not bound by a confidentiality agreement with the Discloser known to the Recipient or otherwise prohibited from transmitting the information to the Recipient by a contractual, legal or fiduciary obligation known to the Recipient; or (iv) information which is independently developed by a Recipient or its Representatives without use of the Confidential Information or breach of this Agreement.

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2. Consideration of Use. In consideration of the furnishing of Confidential Information by the Discloser, Recipient agrees that it will hold the Confidential Information in strict confidence and will use the Confidential Information only in connection with the negotiation and consummation of the Transaction. Recipient will protect the confidentiality of the Discloser’s Confidential Information with at least the same level of care that it protects the confidentiality of its own similar confidential and proprietary information, and using no less than reasonable care.

3. Transmission of Confidential Information. Recipient shall transmit Confidential Information only to such of its Representatives as need to know the Confidential Information in order to negotiate and consummate the Transaction, if any, between the parties, and only then after such Representatives have been informed of this Agreement. Recipient shall be liable for the breach of the Agreement by any of their Representatives and agree, at their sole expense, to take all reasonable measures to restrain their Representatives from prohibited or unauthorized disclosure or use of any Confidential Information. Recipient shall immediately notify the Discloser in the event of any loss or unauthorized disclosure of any Confidential Information.

4. Disclosure. If Recipient or any of its Representatives receive a request to disclose any part of the Confidential Information under the terms of a subpoena or order issued by a court or other governmental body with the power to compel compliance with its requests. Recipient shall (i) notify Discloser immediately of the existence, terms and circumstances surrounding the request (unless prohibited by law to do so), and (ii) consult with Discloser on legally available steps to resist or narrow such requests. If disclosure of such Confidential Information is required to prevent Recipient from being held in contempt or subject to other penalty, Recipient shall (a) furnish only such portion of the Confidential Information as, in the written opinion of counsel satisfactory to Discloser. Recipient is legally compelled to disclose, and (b) use its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information. Notwithstanding any provision herein to the contrary, either Party may disclose the Confidential Information in filings with the United States Securities and Exchange Commission (“SEC”) as may be required by SEC rules and regulations. In addition, subject to the written authorization of KMCC or STWA, as the case may be, any data acquired by KMCC or STWA, in furtherance or as a result of that certain Equipment Lease/Option to Purchase Agreement between KMCC and STWA of even date herewith, may be shared and discussed with, in summary form only, the customers, potential customers, vendors, potential vendors, contractual relationships or potential contractual relationships (collectively, “Third Parties”) of KMCC or STWA, provided such Third Parties are informed of this Agreement and such Third Parties agree, in writing, to hold the data in strict confidence and to use the data only to evaluate a transaction with KMCC or STWA, as the case may be.

5. Property. All information furnished by Discloser shall remain Discloser’s property. Upon termination or expiration of this Agreement, or upon written request of Discloser or in the event the Parties decide not to proceed with the Transaction, Recipient shall promptly destroy or, at Discloser’s election, redeliver to Discloser, all copies of the Confidential Information, destroy any reports, analyses, notes or other information (“Notes”) and deliver to the Discloser a certificate executed by one of Recipient’s duly authorized officers indicating that the requirements of this sentence have been satisfied in full. Notwithstanding the return or destruction of Confidential Information and Notes. Recipient and their representatives will continue to be bound by Recipient’s obligations of confidentiality and other obligations hereunder. Notwithstanding anything herein to the contrary Recipient shall be entitled to retain one archival copy of the Confidential Information and Notes related thereto for archival legal and compliance purposes. For any retained Confidential Information and Notes the Recipient will take appropriate measures to preserve the continuing confidentiality of such as if they were the Recipient’s own confidential information. The Recipient shall not be obligated to search for and destroy, delete or erase Confidential Information or Notes or any analyses, compilations, studies or other documents which have been prepared by the Recipient and which reflect or are based upon any Confidential Information if such are maintained as part of a back-up or archival system of records and electronic information systems (“EIS”) as part of the routine maintenance and operation of such EIS. EIS shall include but not be limited to computer systems, e-mail, instant messaging, PDAs and smartphones, or voicemail systems. The Recipient will take appropriate measures to preserve the continuing confidentiality of such information that is maintained in the EIS as if it was the Recipient’s own confidential information. No positions set forth in this paragraph shall abrogate any of Recipient’s duties or obligations under this Agreement with respect to Confidential Information.

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6. Warranties. The Parties recognize and agree that nothing contained in this Agreement shall be construed as granting any property rights, by license or otherwise, to any Confidential Information disclosed pursuant to this Agreement, or to any invention or any patent, copyright, trademark, or other intellectual property right that has issued or that may issue, based on such Confidential Information. Recipient shall not make, have made, use or sell for any purpose any product or other item using, incorporating or derived from any Confidential Information. THE INFORMATION IS PROVIDED “AS IS” AND THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE INFORMATION, INCLUDING BUT NOT LIMITED TO A WARRANTY AGAINST INFRINGEMENT, ACCURACY, OR COMPLETENESS.

7. Breach. Recipient acknowledges and agrees that, in the event of any breach of this Agreement, Discloser would be irreparably and immediately harmed and could not be made whole by monetary damages. Accordingly, it is agreed that, in addition to any other remedy to which it may be entitled at law or in equity, Discloser is entitled to seek and obtain an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent the breach of this Agreement and/or to compel specific performance of its terms.

8. Inducement. Confidential Information provided to Recipient does not and is not intended to represent an inducement by Discloser or a commitment by Discloser to enter into any business relationship with Recipient or with any other entity. If some or all of the Parties desire to pursue business opportunities, the Parties will execute a separate written agreement to govern such business relationship.

9. Reproduction. Confidential Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. Any reproduction of any Confidential Information shall remain the property of the Discloser and shall contain any and all confidential or proprietary notices or legends which may appear on the original, unless otherwise authorized in writing by the Discloser.

10. Termination. This Agreement shall continue for a period of two (2) years beyond the Effective Date. Any Party may terminate this Agreement at any time upon thirty days written notice to the other Party; provided that, notwithstanding any termination of this Agreement, all the obligations of Recipient under this Agreement with respect to any Confidential Information received prior to termination shall survive termination and continue for three (3) years from Effective Date.

11. Severability. If one or more of the terms of this Agreement are held to be invalid or unenforceable in any respect, the same will be fully severed from and will not affect the validity or enforceability of the remaining provisions of this Agreement, and a provision as similar in its economic and legal effects as the severed provision will be substituted for the severed provision.

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12. Assignment and Transfer. The Parties will not assign or transfer any rights or obligations under this Agreement without the prior written consent of the other Parties and any assignment in violation of this Agreement shall be void. This Agreement shall benefit and be binding upon the Parties to this Agreement and their respective successors and permitted assigns.

13. Entirety and Amendment. This Agreement embodies the entire understanding between the Parties respecting the subject matter of this Agreement and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties respecting the use and disclosure of Confidential Information. This Agreement may not be modified except by writing signed by both Parties hereto. Either the original or copies, including facsimile or e-mail transmissions, of this Agreement, may be executed in counterparts, each of which shall be an original as against any Party whose signature appears on such counterpart and all of which together shall constitute one and the same instrument.

14. Non-Waiver. The failure of any Party to demand strict performance of any or all of the terms of this Agreement, or to exercise any or all rights conferred by this Agreement, shall not be construed as a waiver or relinquishment of that party’s right to assert or rely upon any such right in the future.

15. Press Releases; Public Announcements. Neither Party hereto shall make any press release, public announcement or any similar disclosure or reference with respect to this Agreement or the Transaction without the prior review thereof and reasonable consent thereto by the other Party.

16. Recitals. The recitals set forth above are expressly made a part of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers or representatives as of the date first stated above.

KINDER MORGAN CRUDE &		SAVE THE WORLD AIR, INC.
CONDENSATE LLC

By:	/s/ James Holland	By:	/s/ Gregg Bigger
Name:	James Holland	Name:	Gregg Bigger
Title:	VP Technical Services	Title:	CEO & President

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